UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2011

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)
__________________

Delaware	1-07151	31-0595760
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1221 Broadway, Oakland, California 94612-1888
(Address of principal executive offices) (Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On February 24, 2011, Beth Springer provided notification of her intention to resign from her position as Executive Vice President – International & Natural Personal Care of The Clorox Company (the “Company”) effective April 8, 2011. Ms. Springer’s departure follows 21 years of service at the Company, driving strong business results. Under her leadership, the Burt’s Bees business expanded from five countries to 30 and remains the Company’s fastest growing business unit. In addition, the Company’s International division continued to outpace the Company’s overall growth rates.

Item 5.02(c)

Effective as of the date of Ms. Springer’s resignation, Larry Peiros, 55, will become the Company’s Chief Operating Officer with responsibility for all of the Company’s business operating units as well as its Marketing, Sales, R&D and Product Supply functions. This change simplifies the Company’s senior leadership structure, consolidating all of its operations under a single senior operating officer. It is also expected to enable scale and faster alignment across geographies and to further the continued globalization of the Company’s functional operations.

During more than 30 years of employment with the Company, Mr. Peiros has held a variety of management positions and has been involved in all aspects of the Company’s operational matters. Prior to this appointment, Mr. Peiros held the position of Executive Vice President & Chief Operating Officer – North America since January 2007. Prior to that, Mr. Peiros held the position of Group Vice President – Household beginning in January 1999. Mr. Peiros’ compensation has not been materially changed on account of this appointment.

Mr. Peiros has no familial relationships nor related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404(a)) in connection with his appointment described above.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CLOROX COMPANY

Date:	March 1, 2011	By:	/s/ Laura Stein
Senior Vice President –
General Counsel